*OC-341141*

# *Certificate Of Incorporation*

*I,* ***D. EVADNE EBANKS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

**BioLingus (Cayman) Limited**

*an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of August Two Thousand Eighteen*

*Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of August Two Thousand Eighteen*

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

**Assistant Registrar of Companies,**
**Cayman Islands.**

Authorisation Code : 374938242269
www.verify.gov.ky
16 August 2018